EXHIBIT 99.1



Contact:  Sheila Davis, PR/IR Manager
          641-585-6803
          sdavis@winnebagoind.com


                   WINNEBAGO INDUSTRIES REVISES CASH DIVIDEND
                            RECORD AND PAYMENT DATES

FOREST CITY, IOWA, January 27, 2004 -- Winnebago Industries, Inc. (NYSE:WGO), today announced that the record and payment dates for the Company's upcoming quarterly cash dividend have been revised. The new record date is March 15, 2004 for the Company's quarterly cash dividend and is now payable to shareholders on April 15, 2004.

ABOUT WINNEBAGO INDUSTRIES
Winnebago Industries, Inc. is the leading United States manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca, Rialta and Ultimate brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company's common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company's stock, visit, http://www.winnebagoind.com/html/company/investorRelations.html
---------------------------------------------------------------


                                      # # #